Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of The RoyaLand Company Ltd.

We consent to the inclusion in this Registration Statement of The RoyaLand Company Ltd. (the “Company”) on Form F-1 of our report dated October 18, 2023, with respect to the consolidated financial statements of the Company as of June 30, 2023 and 2022 and for the Successor period November 29, 2022 through June 30, 2023 and the Predecessor periods July 1, 2022 through November 28, 2022, and year ended June 30, 2022, which appear in this Registration Statement on Form F-1. Our report dated October 18, 2023, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Diamond Bar, California

May 13, 2024